Exhibit 8.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

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Main Fax +1 312 701 7711

www.mayerbrown.com

November 21, 2019

Nissan Wholesale Receivables Corporation II

One Nissan Way

Franklin, Tennessee 37067

Re:	Nissan Wholesale Receivables Corporation II

Registration Statement on Form SF-3

Registration No. 333-232228

Ladies and Gentlemen:

We have acted as special federal tax counsel to Nissan Wholesale Receivables Corporation II (the “Company”), a Delaware corporation, in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Nissan Master Owner Trust Receivables Series 2019-B Notes (the “Notes”) described in the prospectus dated November 19, 2019 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Master Owner Trust Receivables (the “Issuing Entity”), a Delaware statutory trust formed by the Company pursuant to the Trust Agreement, dated as of May 13, 2003, as amended and restated by the Trust Agreement, dated as of July 24, 2003, and as further amended and restated by the Amended and Restated Trust Agreement, dated as of October 15, 2003 (as further amended, modified or supplemented prior to the date hereof), between the Company and Wilmington Trust Company, a Delaware banking corporation, as owner trustee. The Notes will be issued pursuant to the Amended and Restated Indenture, dated as of October 15, 2003 (as amended, modified or supplemented prior to the date hereof, the “Amended and Restated Indenture”), between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), as further supplemented by an indenture supplement (the “Indenture Supplement” and together with the Amended and Restated Indenture, the “Indenture”) between the Issuing Entity and the Indenture Trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus, the Amended and Restated Indenture, the current draft of the Indenture Supplement (including the form of Notes included as an exhibit thereto) and the Underwriting Agreement.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA),

Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Nissan Wholesale Receivables Corporation II

November 21, 2019

Based on the foregoing and assuming that the Underwriting Agreement and Indenture with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under such documents in fact occur in accordance with the terms thereof, to the extent the statements set forth in the Prospectus (to the extent they relate to U.S. federal income tax consequences) under the headings “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” constitute matters of U.S. federal income tax law or legal conclusions with respect thereto relating to U.S. federal tax law matters, and to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinions set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, current positions of the Internal Revenue Service (the “IRS”), and legislative history as of the date hereof. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Mayer Brown LLP

Nissan Wholesale Receivables Corporation II

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP